EXHIBIT 99.1

LegacyTexas Financial Group, Inc.
January 28, 2015, at 9:00 AM Eastern

LegacyTexas Financial Group, Inc.
Fourth Quarter 2014 Earnings Call
January 28, 2015 at 9:00 AM Eastern

CORPORATE PARTICIPANTS
Scott Almy, Executive Vice President, Chief Risk Officer, General Counsel
Kevin Hanigan, President and Chief Executive Officer
Mays Davenport, Executive Vice President, Chief Financial Officer

PRESENTATION

Operator
Good day, and welcome to the LegacyTexas Financial Group fourth quarter 2014 earnings call. All participants will be in a listen‑only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then 1 on your telephone keypad. To withdraw your question, please press star, then 2. Please note this event is being recorded.

I would now like to turn the conference over to Scott Almy. Please go ahead.

Scott Almy
Thanks, Dan, and good morning, everyone. Welcome to the LegacyTexas Financial Group Fourth Quarter 2014 Earnings call. At this time, if you’re logged into our webcast, please refer to the slide presentation available online, including our safe harbor statement on slide 2. For those joining by phone, please note that the safe harbor statement and presentation are available on our website at legacytexasfinancialgroup.com. All comments made during today’s call are subject to that safe harbor statement.

I’m joined today by LegacyTexas President and CEO, Kevin Hanigan, and Chief Financial Officer, Mays Davenport.

After the presentation, we’ll be happy to answer questions that you may have, as time permits, and with that, I’ll turn it over to Kevin.

Kevin Hanigan
Thanks, Scott, and thank you all for joining us on the call today. With the long awaited closing of the highly accretive Legacy merger, we are introducing our new logo, slide deck format, and welcoming Mays to his first call as our CFO. As you are aware, our ticker symbol changed from VPFG to LTXB on January 2.

For today’s call, I’ll make some general comments before moving to the first few pages of the slide deck. Mays will walk us through the bulk of the slide deck before turning it back to me to wrap up our presentation, and as Scott said, we’ll be glad to answer your questions thereafter.

2014 was a great year for our company, and we enter 2015 with tremendous enthusiasm. One would think that reporting strong quarterly earnings or strong quarterly core earnings of 29‑cents, reporting annual loan growth, excluding mortgage warehouse, at 28½ percent, and improving our financial metrics would be our lead story today. While all that is great, we are most excited about the closing of the LegacyTexas merger on January 1.

This merger combines two strong local institutions, one with a 63‑year‑plus history in DFW and the other with an over‑50‑year history in DFW. The new LegacyTexas, with combined assets of $6 billion and 51 branches, all in DFW, I believe makes us the largest DFW-centric publicly traded bank. By DFW-centric, I mean all of our branches are in DFW, and strategically we have elected not to stray outside the DFW marketplace. We also believe that DFW is a uniquely diversified, growing economy. Now more than ever, this strategy makes us unique. More on this message as we go through the slide deck. The last general point on the merger - when we announced the merger in November of 2013, we stated it would complete our transformation to a commercially oriented bank, it would be 40 percent accretive, and cost saves would be $17.5 million. We are as convicted, if not more so, today about the financial merits and transformational nature of the LegacyTexas merger.

Now let’s turn to page 4 of the slide deck. Here, we begin by reiterating the value of our franchise. At roughly $6 billion in size, again, we believe we are the largest DFW-centric bank. We are the number one market share leader in affluent Collin County and the number three market share in DFW among Texas-based independent banks. We had exceptionally strong loan growth in 2014, nearly 29 percent, and nearly 20 percent ex-energy. Our efficiency ratio improved once again to 52 percent in the fourth quarter, and our core ROA is over 1 percent. We continue to maintain the low‑risk balance sheet with low levels of NPAs and net charge‑offs and high levels of tangible common equity. Our TC ratio at year end was 13 percent, and proforma for the Legacy merger is 9.3 percent.

Slides 5 and 6 speak specifically to the strength of the Dallas/Fort Worth economies. On slide 5, we once again reiterate our market share rankings and add, among all banks, we ranked number 3 in Collin County behind only JPMorgan Chase and B of A.

Looking at Dallas, the city is the number one fastest growing metro in the U.S., the number one most affordable metro area in the U.S., number four in the creation of middle class jobs, the fifth largest metro for self‑employment, and the sixth largest concentration of tech workers in the U.S. DFW is also home of 18 Fortune 500 companies. As many of you may know, Toyota is moving its U.S. headquarters to Plano, practically across the street from us, and is bringing some 4,000 to 6,000 jobs to our local economy. State Farm is consolidating many of its offices across the United States in the community of Richardson, again very close to our branches, bringing an estimated 8,000 jobs to the Dallas area.

On page 6, the pie chart speaks specifically to the diversity of the DFW economy. I would note that natural resources, mining, and construction comprise just 5.7 percent of our employment base, and again, that includes construction jobs. Our top ten employers is an impressive list and again demonstrates diversity. Even looking at a list of our top 25 employers does not include one energy company. The nearest producing oil field to our trade area is the Barnett Shale, a gas field. The Barnett Shale has only approximately 4 percent of the working rigs in the state of Texas operating in the Barnett Shale.

Now let me turn the presentation over to Mays.

Mays Davenport
Thanks, Kevin. I’m very glad to finally be participating in this call. It’s been a very long 14 months since announcing this partnership.

As you turn to page 7 of the slide deck, you will begin to see the redesigned slides that we will use going forward. The first slide, Fourth Quarter Highlights, gives you a quick look at some key performance metrics. These metrics will be further analyzed as we move through the remainder of the slides.

Gross loans held for investment, which excludes warehouse purchase program loans, ended 2014 at $2.63 billion. We experienced growth of $144.6 million, or 5.8 percent, in the fourth quarter 2014 and $583.8 million, or 28.5 percent, for all of 2014. Total deposits grew $161.3 million, or 6½ percent, in the fourth quarter 2014, to end at $2.66 billion. Deposits grew $393.2 million year over year. This was an increase of 17.4 percent from fourth quarter 2013.

NIM was essentially unchanged at 384, up 1 basis point from the same time last year and up 4 basis points from the third quarter of this year. Core net income for the quarter was $11.2 million, or 29 cents per share. This represents strong per‑share earnings growth of 11.5 percent linked quarter and 38.1 percent year over year.

Slide 8 highlights our successful transformation to a commercially focused bank. For the fourth quarter, commercial loan growth accounted for $133.9 million of the $144.6 million growth in loans held for investment, excluding warehouse purchase program loans, with the remainder being consumer loan growth of $10.7 million. The left bar chart graphically shows that transformation, with loans held for investment, excluding warehouse purchase program loans, growing $1.4 billion in just three years. That’s a compound average growth rate of 29 percent. Since 2011, we have had a 29.3 percent compound average growth rate in commercial real estate and a 122.9 percent compound average growth rate in C&I loans. As I know energy loans are on the forefront of everyone’s mind, I want to point out that C&I loans, excluding energy, have grown at a compound average growth rate of 81.5 percent since 2011.

The pie chart on the right represents the mix of our loans held for investment, excluding warehouse purchase program loans. As you can see, consumer loans are down to 21.4 percent of that portfolio, and energy loans comprise 13.7 percent of that portfolio. The total yield on loans held for investment, excluding warehouse purchase program loans, for 2014 was 5.07 percent. Warehouse purchase program loans ended at $786.4 million, up $49.8 million from September 2014 and up $112.9 million from December of 2013.

The current low interest rate environment and pent‑up demand for homes offset the normally expected seasonal decline in balances. The yield on warehouse purchase loans decreased 5 basis points from Q3 to 3.51 percent. Later in the presentation, Kevin will highlight the proforma December 31 loan portfolio, including the acquired LegacyTexas loans.

Everyone at LegacyTexas continues to focus on being a core‑funded commercially-oriented bank. That strategy requires a laser like focus on growing deposits. The management team has been consistently stressing the growth of deposits as a key strategic initiative. It is easy to look at alternative sources of funding in this low‑interest rate environment, but we know that core customer deposits will be a differentiator for high performers when rates eventually increase.

So turning to page 9, we are very pleased with our $161.3 million in deposit growth to September 30, 2014 and $393.2 million since December 31, 2013. Non‑interest bearing deposits grew $83.4 million in 2014, to end the year at 18.6 percent of total deposits. Non‑interest bearing deposits have grown at a compound average growth rate of 32.7 percent since the end of 2011. Our deposit costs decreased to 34 basis points in 2014, down from 111 basis points in 2011. The pie chart on the right depicts our deposit mix at December 31, 2014. Kevin will cover the favorable impact the merger with LegacyTexas Bank will have on deposit mix on a later slide.

Slide 10 shows our continued growth in net interest income, which was primarily driven by increased loan volumes. Net interest income for the fourth quarter was $1.2 million higher than linked quarter and $5.8 million higher than fourth quarter 2013. Full‑year net interest income grew $14.8 million in 2014 to $133 million. Net interest margin ended at 3.84, compared to 3.80 linked quarter and 3.83 for the same quarter last year. NIM for the full year was 3.78.

As we go to slide 11, I will say that disciplined expense management will be a high priority for me as we bring the two banks together. You can see from the chart at the bottom, we were able to grow core revenues with little change to core expenses. We realized this small amount of salary‑related merger cost saves during 2014 as employees left the company for other employment, and we managed to operate without backfilling those positions. We still feel very comfortable with the 35 percent cost save number we modeled and announced for the acquisition.

Our efficiency ratio for Q4 of ’14 was 52.22 percent and 57 percent for the full year. The 52.22 percent was an improvement from the 67.07 percent efficiency ratio in the fourth quarter of 2013. Kevin has said publicly that he would love for us to be a sub‑50 efficiency ratio bank, and we continue to work hard as an organization to get there. Our core conversion to Jack Henry in February and the resulting efficiencies should have a significant impact on the success of us realizing Kevin’s goal.

Turing to slide 12, you will see that credit quality remains strong, with the company having NPAs of only $24.1 million. We had net recoveries of $327,000 for Q4 of ’14 and only $530,000 in net charge‑offs for the entire year.

At this point, I will briefly address our loan loss provision and allowance, and I’m sure Kevin will give more color during the Q&A section. We booked a $2.6 million loan loss provision for the fourth quarter, up slightly from the $2.5 million we booked in the third quarter. Combined with the low levels of net charge‑offs and other - the 2014 provision of $6.7 million, our allowance for loan loss grew to $25.5 million at December 31, 2014, compared to $19.3 million at December 31, 2013. Our allowance methodology has remained unchanged, but with the uncertainties surrounding the historic drop in oil prices since Thanksgiving, we felt it prudent to increase some of the qualitative factors used in the calculation. We ended the year with the allowance for loan loss equal to 1 percent of total loans held for investment, excluding acquired and warehouse purchase program loans.

I’ll end with slide 13, which shows our strong capital position at December 31, 2014. We ended the year with 13 percent TCE to total assets, 15.1 percent tier 1 risk‑based capital, and 13.99 percent tier 1 leverage ratio. The proforma‑to‑capital ratios for the new combined LegacyTexas Financial Group as of December 31, 2014, were 9.3 percent TCE to total assets, 11.7 percent tier 1 risk‑based capital, and a 10.4 percent tier 1 leverage ratio.

With that, I’ll turn it back over to Kevin.

Kevin Hanigan
Thanks, Mays. Slide 14 provides a merger update. Obviously, we legally closed the merger on January 1. We will complete our system conversion, rebranding, and signage changes over the February 14 to 16 weekend, just six weeks after legal close.

A few notes on the proforma balance sheet. CRE, at 37 percent of the combined assets, is our largest loan class. There’s a nice balance between C&I, mortgage warehouse, and consumer, each representing about 15 to 17 percent of loans. Energy stands at 7.6 percent, and construction and development is a very modest 4.4 percent.

On the liability side, proforma non‑interest bearing deposits are 23.3 percent of total deposits. We only have to go back to 2012, I believe, to a time where non‑interest bearing deposits were closer to 10 to 12 percent of our total deposits.

Let me make one final point on the low‑risk nature of our balance sheet. CRE is our largest asset class, and our underwriting and asset quality from 2007 to now has been superlative, among the best in class. Our roughly $700 million bond book has a conservative makeup and an approximate 2.5 year duration. Our roughly $700 million in mortgage warehouse loans carry a very low credit risk and turnover in approximately 17 days and has done so for many quarters. Our roughly $600 million consumer business is largely in single‑family whole loans, and the portfolio performed very well in the 2008 and 2009 crisis. Our C&I book of business is growing, and ex-energy, it’s about $422 million. These loans are all well underwritten, and the vast majority of them are to customers in our back yard.

The energy portfolio is actually one of our smaller asset classes at $360 million. This is a business we are committed to. The portfolio is well underwritten, and we have deep executive and senior management experience in this business. I’ve been around the business for over 30 years. Our Chief Lending Officer and Chief Credit Officer have been around the business for over 30 years. Our line of business executive and lead banker each have over 20 years of experience. Many of us have done this together as a team in the past.

The smallest asset class we have is our land, construction, and development portfolio, representing a mere 4.4 percent of proforma loans. Our conservative underwriting and low historical loss experience is also backed up with strong levels of tangible common equity, again 9.3 percent on a proforma basis.

Turing to slide 15, to summarize, we are one of the largest independent banks in Texas, and we have executed upon our long-stated strategy to gain size, scale, and density in the DFW market. We are good at expense management, and we intend to get better at it. We are disciplined underwriters and have conservatively positioned our balance sheet.

Finally, our strong capital position allows us to grow both organically and through selective acquisitions while maintaining all the other optionality that excess capital can provide.

With that, let me open it up to questions.

QUESTIONS AND ANSWERS

Operator
We will now begin the question‑and‑answer session. To ask a question, you may press star, then 1 on your touchtone phone. If you are using a speaker phone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then 2. At this time we will pause momentarily to assemble our roster.

And our first question comes from Brady Gailey of KBW.

Brady Gailey
Hey, good morning, guys.

Kevin Hanigan
Good morning, Brady.

Brady Gailey
I was a little surprised to see the energy portfolio grow so much in the fourth quarter. Can you just expand on what sort of credits you added and if that was credits or just old credits that were utilized in their line a little more aggressively?

Kevin Hanigan
Sure. There were some new credits, Brady. Our client list grew from 27 clients to 31, so there were four new clients added in the quarter. The overall growth in volume was a combination of new clients and some fund‑up on some existing clients, so let me walk you through the timing and what we did in terms of new clients in the fourth quarter.

At the very end of October, I think the 29th, we added a really small credit. It was kind of a sidecar deal to some other reserves we’ve been financing, and it was $2½ million, mostly oil, very heavily hedged for the next couple of years at prices above $75.

The next new deal we closed was exactly two days later, on Halloween, 10/31, is a $10‑million deal, a good blend between oil and gas, virtually all the production for 2015 is hedged, and the majority of the 2016 production is hedged at prices on oil between $75 and $80, and on gas, the hedges were put in place at over $4. That’s a deal that was a syndicated deal. There are several other banks in it, so actually we - I think we asked for more than $10 million, and we got allocated down to $10 million. We’re very comfortable with the deal.

The third new client is a $20-million deal, again a blend of oil‑and‑gas, extremely strong private equity backing behind the company, very well hedged out for the next couple of years, and although we closed that deal, again, in very early November, they haven’t borrowed under it, and they have substantial levels of liquidity from the private equity that was put in the deal in the first place. I think they’re still sitting on somewhere in the neighborhood of $10 million of balance sheet cash that they’re utilizing to execute their plan. So, no borrowings under that credit facility.

The last one was done on December 17, and we led a $130 million credit facility as the lead bank in a syndicated credit facility. We held to get the deal closed. At closing, we held $55 million of that commitment, another bank held $55 million of the commitment, the third bank held $20 [million] of it, and our intention, along with the other bank who has $55 [million], is to sell that down at some point in this quarter to more normalized kind of hold levels for us. That deal is 100 percent gas, and if you just look back at when gas started feeling some pressure in terms of a drop in price, it was the day after we closed this deal. Hedges were put in place the afternoon of closing, because they were required to get the deal done. The hedges were put in place at prices - I don't want to get into exact prices, but let’s just say it was north of $3.55 for this year and for next year and some out hedges are closer to $4.00 so very, very substantial hedging on that deal. We don’t think we’re going to have any problem selling it down to what might be a more normalized hold position for us of - call it $35 [million] to $40 million at the top.

So all four deals are really solid, well backed, well hedged, and we consider them amongst the best in the portfolio.

Brady Gailey
Okay. And then out of the $360 [million] that was there at year end, can you remind us how much of that is SNC or how much of it is, you know, participations that you guys did not lead, and, you know, which are you - when you’re partnering with a bank, is it more like Frost and Texas Capital and BOK, or is it more of the national guys?

Kevin Hanigan
A little bit of both, Brady. So out of our 32 deals, 17 - 18 are SNCs, one that we lead, and the other 17 are led by others, and if we just break it down rather than just number of deals, if we break it down by commitments, call it 55 percent of our commitments are in deals that are led by others that we are a participant in a - in a SNC. Typical lead banks are TCBI, BOK - I think we’ve got Wells in one, and I think we’re in one with JPMorgan, but they’re all really solid, long‑term lenders in this business that know what they’re doing, just like we do.

Brady Gailey
All right. And then lastly, you have the buyback that’s now an option again. Your stock, if you look at it on proforma tangible, I think it’s trading around 1.8 times. Do you think you’re, you know, going to be aggressive in buying the stock back at this level?

Kevin Hanigan
It depends on where prices are, Brady, and so we’re really simple in our thinking about this. If we’re looking at acquisitions, and everybody knows we’ve looked at acquisitions, we’ve said that we’re - based upon timing and everything else and tracking of the market, over - throughout last year, it seemed like the market rewarded deals that were done at sub four‑year tangible book value earnbacks, and that’s kind of been our hard stop. Deals that were 3½ tangible earnbacks did better than the ones at 4, and the ones at 3 did better than ones at 3½, but we kind of have a hard stop at 4. So the first thing we do when we’re looking at any kind of capital deployment that involves dilution, like a buyback, we just say what’s the earnback on that versus any acquisition candidates that we’re looking at? And clearly there’s not much execution risk in doing a buyback, so you would normally extend out beyond four years, if four years was your threshold, to do a buyback.

The second thing we do is just we simply do a simple IRR calculation that says where do the returns on this fall relative to all the other things we could do with our excess capital? And obviously, you’ve got to make some assumptions on that return. Terminal multiples, we might scale that today at terminal multiples between 12 and 15 or 16, the opportunity cost of cash, and a few other things, but if there’s opportunities to buy our shares back in high‑teens kind of IRRs, we think that’s not a bad place to be deploying capital.

Brady Gailey
Okay. Thanks, Kevin.

Operator
And our next question comes from Brad Milsaps of Sandler O’Neill. Please go ahead.

Brad Milsaps
Hey, good morning, Kevin. Nice -

Kevin Hanigan
Hey, Brad.

Brad Milsaps
Kevin, if I sort of add up the pieces that you just gave there of new clients, it sounds like the $20-million piece didn't fund, but maybe $67 [million] or so did. Would that mean the remainder, maybe $8 [million] to $10 million came from your existing 27 clients, which would be pretty small on a per‑client basis? Is that fair?

Kevin Hanigan
Yes, and the bulk of it came from one client, again very well hedged. It would be our second largest client, extremely well backed, very well hedged, gas only. I think they represented $8 [million] or $9 [million] of the remainder, so it was drips and drabs amongst the other clients.

Brad Milsaps
Okay. And I know previously you said you really look at it as a percentage of capital, and you’ve maybe talked about a 200 percent number. Has that changed in your mind, given what’s happened, or do you think there will be opportunities to maybe push closer to that number over time?

Kevin Hanigan
Yes, I think, over time, we haven’t changed our view of the business. I gave a quick recap of the experience we have in the business, and a bunch of us have done this together in the past. None of us, not one of us, has ever lost a dime of principal or interest in this business. We don't intend to this time around. We’ll all get to weigh how we did on that when this cycle is over, and it will come to an end, but long term, 200 percent of capital would not worry us in this business. It’s not going to get there any time soon. I can tell you our pipeline is zero. We don't have a single deal in the oil and gas pipeline today. We’re focused on our existing client base and what’s going on with prices, but longer term, it’s a good business, just like longer term, Texas and Dallas are great places to be.

Brad Milsaps
That’s great color. And then just to follow up on the C&I piece, it looked like energy was the overwhelming driver. Any comments just on regular C&I pipeline, kind of what you saw this quarter where we heard about some paydowns? Any additional color would be great.

Kevin Hanigan
Yes, the rest of C&I, Brad, actually did pretty well in terms of originations. We had about $46 million worth of paydowns. I think a good chunk of that was we’re leaving a club facility that we probably were carrying a little bit more than we normally would have carried to get the deal closed at the end of the third quarter, and we sold down some participations in the deal in the fourth quarter. But we had some other paydowns and one payoff in our basic C&I business outside of oil and gas. So if we just look at the quarter in general, even though we’ve booked some $141 [million] or $144 million of new volume net, we had our largest payoff quarter in history. Payoffs between CRE and C&I were close to $110 million, and that normally runs us about $60 [million] or $65 million a quarter, so we were elevated by some $40 million in terms of payoffs.

Brad Milsaps
Any factor you see there, or is it just coincidence?

Kevin Hanigan
No, just timing, just timing. Timing has a lot to do with this on a quarter‑to‑quarter basis, and I think, just go back three quarters ago or two quarters ago, everybody was worried. We only did $9 million of oil and gas deals, and now the worry is we’ve bought four new deals. You do good deals when they come along, and sometimes people borrow up and borrow down throughout the quarter. I don’t view that as anything different. Outside of, Brad, the oil and gas portfolio, the remaining pipelines look really strong.

Brad Milsaps
That’s great. And then final question, maybe more for Mays. I saw the Legacy call report was filed last night. It looks like, I guess, Legacy had a great year. If you were to call it a day for that bank, is there anything that in your mind you would want to cull out of the earnings or - and any additional color, just on cost saves, what you feel like is in the run rate, and I know you mentioned comfort with the $17½ million, but then you, at the same time, you said some of those are already in there, so any additional color would be great.

Mays Davenport
Yeah, a couple of things. One is we tried to get that out earlier yesterday, but it didn’t hit the wires until later after we filed it, so I apologize for a late night of looking at that, but we did $33.7 million. I want to remind you that is pretax. We are an S corp, so make sure you put an effective tax rate in there. Maybe around 35 percent. Another thing I want to point out is that that is bank only, so it does not include the holding company, which would have around $2.3 million of costs that have already gone away as of 1/1, so that would be included in cost saves. I just want to make sure that doesn’t get counted twice, but probably if you look at 2014, the main difference we have is maybe around $2 million of additional bonus expenses that were somewhat related to the merger that would be out of the ordinary, but other than that, everything else was pretty normal for 2014. Most of our one‑time costs that we would have incurred were done at the holding company, not at the bank, so when you look at the call report, that’s fairly clean.

Kevin Hanigan
Hey, Brad, just to add a couple of things on cost saves there, and, you know, Mays hit it right on. I think Legacy had a fabulous, fabulous year, almost $34 million of pretax earnings. That’s just a bang‑up year.

As we just looked at cost saves in general, and let’s deal with this $17½ million that we’re on record on, some two‑thirds of that comes in the way of salaries and benefits, okay? So let’s call that $12-ish million dollars, with maybe a little more than $12 [million] - $12 [million] to $13 million in salary and benefits. The next biggest one is facilities, okay, that’s consolidating from two headquarters into one and disposing of some excess real estate, which we’re in the process of doing, and branch closures and things of that nature, and then really right on top of that, both of these are just between $1.7 [million] and $2 million, would be what I would call vendor management, the largest of which is IT. You go from two IT platforms to one, but we have hundreds of vendors, and many of them are common between the two companies, so as you get larger, you have more leverage over those vendors.

So that’s kind of where the bulk of the cost saves are coming from, and I would say on the salary and benefit side, we probably have about $6 million of that that’s already been done. It’s already been done, and some of that was people. Because of the deal delays, people began leaving the company - nobody that was on our “keep” list, but people began leaving the company in the summer as the deal got delayed, and we probably had, between the summer and the end of the year, where we had our first reduction in force related to the merger, right at the end of the year, I’ll bet it’s 45 of maybe 100 people or so that were going to leave the company, but that adds up to about $6 million of the cost saves that were already baked in and occurred - they bled throughout the third and fourth quarter.

Brad Milsaps
Okay. Great. Thank you.

Kevin Hanigan
You bet.

Operator:
The next question comes from Brett Rabatan of Sterne Agee. Please go ahead.

Brett Rabatin
Hi, guys. Good morning.

Kevin Hanigan
Good morning, Brett.

Brett Rabatin
Congrats, first, on the deal finally getting done. I wanted to go back to - you mentioned, Kevin, the loan pipelines being pretty strong. As you think about 2015, has anything changed in terms of you guys have typically been thinking about 20‑percent-plus loan growth, and some other names have tapered their expectations for growth this year, just cautiously, not sure about if the Texas economy will have any kind of modest pullback in growth because of oil and energy. As you think about this year, do you guys have any general framework for thinking about the kind of growth level you guys can achieve?

Kevin Hanigan
Yes. So let’s level set. Last year we did 28½ percent held for investment outside the warehouse loan growth, right at 20 percent ex-energy. So if we had done no oil and gas, we were right at 20 percent. This backup in oil prices, as it’s done in other cycles, is going to impact the state of Texas in terms of growth. There is no doubt about it. And while I believe Dallas is more immune to it, because we literally have about ½ percent of the employment base here is related to mining, if you will, so it’s a really small number overall compared to other areas of the state. I think Houston’s maybe 3.8 percent of their job force or labor force. Midland’s 22 percent. Dallas, believe it or not, at 0.5 percent, is less than the rest of the United States as a whole, which is 0.6 percent. So we’re not an oil and gas economy.

Nevertheless, I think growth will be somewhat muted below the 20 percent ex-energy, and I’ve said I just don’t see energy, at least for the next couple of quarters, until things start trading out and people start delevering and getting rid of properties and consolidate into fields where they’re more efficient, I think we’re a mid‑teens grower throughout this year as opposed to 20 or a 28. And you say, wow, that may seem high, and, again, Dallas is not as impacted. We just moved the executives’ office up to a place north of town on the toll road, called The Shops of Legacy, and literally within three miles of here, we have between $5 [billion] and $6 billion worth of real estate projects coming out of the ground or that are announced. And I know that might sound scary - oh, my gosh, they’re overbuilding in this time, but when you think about it, the one that’s going to be opened first is about a 1.9 million square foot showroom warehouse distribution center for Nebraska Furniture Mart, you know, the Berkshire‑Hathaway backed company and about less than 600,000 feet of that almost 2 million square feet is retail showroom. The rest of it is distribution - a warehouse and distribution facility. That is a massive facility that’s right around the corner from where we are holding this conference call.

Literally right across the street from us, Toyota is moving its North American headquarters from Southern California to here. They’ve picked out the land. That project, just for their headquarters, is announced at $350 billion, but there’s some other mixed use stuff planned around that that makes that project about a billion, so, again, Nebraska Furniture Mart, Toyota doesn’t have much to do with oil and gas.

We move up the freeway a little bit, and the Dallas Cowboys are moving from Valley Ranch to Frisco, and all in, it’s about a billion‑dollar project, again a mixed use project. There will be three practice facilities, two outdoor, one indoor, and those will be shared with the City of Frisco football teams, the high school football teams, a very unique private/public partnership, but that overall project, again, backed by Jerry Jones and the Cowboys, is about a billion‑dollar project.

Another project up that way, $1.7 billion, it’s called the Frisco Station. It’s backed by the Rudman Partnership in Hillwood, which is a Perot company. And then there’s another $2 billion mixed use project up that way. So there is just a lot, and that’s just within three miles of where we are sitting today.

We can go across town where State Farm has been building out a campus facility to consolidate a bunch of the operations here. I can’t remember - somewhere in the neighborhood of 8,000 to 9,000 jobs will be moved in related to State Farm, and I think they’ll begin moving in this summer. That’s about another billion‑dollar project.

So if you were to sit in my office, you would look outside and see a whole bunch of cranes, which you could say, “Oh, my gosh, this is overbuilding,” but when you look at what’s causing it, people moving to town or consolidating operations here, it’s generally pretty positive here. So we’re not a big construction lender, so we’re not out here financing any of these construction projects, but there will be a lot of fallout and other things that come out of that that we’ll be able to finance. We’re in a fabulous place to do business, and we’re not really that tied to oil and gas.

Brett Rabatin
Okay. Oh, that’s great color. And then the other thing I was just wanting to touch on was loan yields are holding up really well. Can you talk about maybe origination yields and CRE and C&I? Did those change much, linked quarter? And just thinking about the margin, it would seem like it will probably have the discount accretion, so you’ll have a higher margin from that perspective, but aside from that, it would seem like the core margin is kind of likely to hold up pretty well. Any thoughts on -

Kevin Hanigan
It is. You know, as I look at the new originations in CRE, those were all done at - weighted average coupon was like 513, which is, we’ve been holding low 5’s. That was a really strong quarter at 513. C&I is still holding in there right at kind of 4 percent. Oil and gas is usually 385-ish, with more fee‑associated income off of that business, so across the board, it seems to be holding up pretty well.

Brett Rabatin
And then I guess the last part of that, I was just thinking about the margin this year. Any color on how you think it will play out as we go?

Kevin Hanigan
We’re thinking we’re kind of a 380 to 385 NIM bank.

Brett Rabatin
Okay.
Great. Great, Kevin. Thanks for all the color.

Operator
Our next question comes from Michael Rose of Raymond James. Please go ahead.

Michael Rose
Hey, good morning, guys. How are you?

Male Speaker
Good, Michael. How about you?

Michael Rose
Good. Hey, just following up on Brett’s question. Is that outlook for the margin inclusive of LegacyTexas, date of the acquisition?

Mays Davenport
No.

Kevin Hanigan
That’s without it.

Michael Rose
What would the impact be, roughly, from LegacyTexas, based on your outlook?

Kevin Hanigan
We’re still working through the purchase accounting and accretion, which is one of the benefits of closing January 1 versus December 31. You have time to, and obviously, we’ve got outside parties looking at it. We’ve got, I think, someone other than our audit firm working with us. It’s a big‑name audit firm, and then, obviously, it’s subject to review between the management team and our audit firm, so I don't think we can give you a whole lot of better color on where we come out on net until probably the first quarter call.

Mays Davenport
And I think in the last conference call, Kevin alluded to the fact that the loan mark will probably be a little bit lower than what we had originally modeled or thought. There were some credits that we had at the announcement of the deal that have been taken care of at par, so credit quality and the quality of assets, the loan portfolio is better today than it was back in November of ’13.

Michael Rose
Fair enough. Thanks for that color. Just as you think about your energy portfolio, can you kind of walk us through the process that you went through in terms of this quarter’s qualitative reserve addition, maybe the specific factors that you looked at in your energy portfolio and then maybe the non‑specific factors, just to give us a little color for kind of the depth and what you’re thinking in terms of coverage around the energy portfolio specifically and then the impact from the lower oil prices just more generally?

Kevin Hanigan
Yes. Let me just talk about ALLL in general, and then we’ll narrow it down to how we think about oil and gas as it relates to ALLL. When we book a brand new real estate deal, and we booked brand new real estate deals during this quarter, and as that portfolio grows, we add reserves, somewhere between 65 and 110 basis points, depending upon the asset class it is, whether it’s multi‑family, office, retail, industrial, or otherwise, and the loan grade. So you never think the day you book a deal it’s going to go bad. You think everything’s going to be great, but, nevertheless, we put up a reserve just because that’s the prudent thing to do.

So as we look at our balance sheet today, Michael, and we say, realistically, is there more risk in the balance sheet today than there was September 30 because of the decline in oil and gas prices, and we say, “Well, yes,” does that mean we think we’re going to have a loss? Not necessarily. We’ve never lost money in this business, but the prudent thing to do when there’s more risk on your balance sheet, just like it is when you’re growing any loan portfolio, you put up reserves - you put up more reserves. So if we go back to the past factors, the factor we would have been putting up on a new oil‑and‑gas deal in the third quarter, it would have been about 57 basis points across the portfolio. That was the standard reserve right down the middle of the fairway.

What we did is on all of those past credits, we raised that factor up to 95 basis points, okay? So that was the first thing we did. As we go through this process and as we come into the borrowing base season, which we are in now and which will kind of go between now and May, and then the next one will be in the fall - is there going to likely be more stress in the portfolio as we go through this? If prices stay here, I’d have to say, yes. And as we look at the portfolio critically in the fourth quarter, we had some downgrades. We look at things and say is there a higher level of risk in this deal today than there was a quarter ago? And so we had like a $5.5 million credit that we put on OAEM and added very minor reserves above the 95 basis points for that deal, and we have a $12 million deal we put on substandard. This will all come out when we get our Q out, but I’m just telling you now. And when a deal goes from pass to a substandard category, our standard reserve for that would be to take it from 95 basis points to 4 percent. So that was part of it, so adding all of those factors together, Michael, I think we’re probably at 1.04 percent of the oil and gas portfolio. We’ve got ALLL of 1.04 versus what used to be 57.

And the last thing we did was we took all other portfolios, again just because of unknown factors and feeling there’s more risk to the balance sheet today than there was before, we put another 3 basis points across every other portfolio ex-energy, ex-warehouse, just because. And we think that’s the prudent thing to do. Again, we don’t think we’re going to lose money on these deals, or we would be putting up different levels of reserves. There’s just more risk on the balance sheet, and it’s a recognition of more risk.

My son asked me about this at one point. He’s not a banker, knows nothing about banking. He might have had the better sense not to be in this business, I don’t know, but I said you’ve got to think about the risks of this is if I was to go to an empty parking lot today and jump off a curb, I’m probably not going to hurt myself, even at age 58, okay? I think I can handle the jump from the curb. If I go in my garage and get on the first step of the ladder, which might be twice as high as the curb, I think I can handle that jump too. I mean, is there a higher risk I could turn an ankle or do something? Yeah, there’s probably a higher risk, but I’m probably not going to hurt myself jumping off that first step of the ladder. If I jumped on the top of the ladder, a six‑foot ladder - higher risk yet, but I’m probably overgrading my paper here, but I don't think I’m going to hurt myself. I’ve increased the risk of hurting something - as opposed to jumping out of the second floor of an office building, I’m going to get hurt. So we don’t think we’re going to lose money. It’s just the prudent thing to do, to have a higher level of reserves against the portfolio, because there’s more perceived risk in it.

Michael Rose
Okay. Fair enough. Well, don’t jump anywhere [inaudible].

Mays Davenport
He had knee surgery a while ago.

Kevin Hanigan
I did, so I probably shouldn’t have used that as an example now that I’ve had both knees worked on.

Michael Rose
Fair enough. And then just stepping back away from the energy portfolio, I know you’ve talked in the past about kind of de‑emphasizing the mortgage warehouse, but we’ve continued to see pretty strong results in the warehouse, and several of your competitors have also reported pretty strong results. Can you talk about the number of customers you have, and then can you talk about your expectations for the warehouse as we move through this year, given the fact that I think some of the bigger banks have pulled back and maybe you’ve gained a little bit of market share?

Kevin Hanigan
Okay. We have 39 clients, Michael, and I think maybe the end of the last quarter we had 37, and if I just think about what happened during the quarter - don’t hold me to this - I think we lost two and added a couple throughout the quarter, and the ones we lost were either through consolidation or pricing just got below where we were willing to go, which has been how we’ve lost quite a few clients. So whether we lost them or we chose to lose them, they’re no longer with us, and we’ve been pretty disciplined on pricing. We haven’t chased this thing down to the bottom. I know we gave up, weighted average basis, 5 basis points in the quarter, but the business has been pretty good, surprisingly good for the fourth quarter, which is usually weak. Fourth and first quarters are usually pretty weak. A good part of that was probably a little bit of an echo refi boom, if you will, driven by either folks who refied very early in the cycle before, who could come back and still benefit from a second refi, but probably more so from the recovery of housing prices in other parts of the country where they might have been precluded from a refi by high LTV before. The higher valuations now have them back into an LTV where they’re refi‑ing for the first time, so my guess is we’ll continue to get a lift from that in the first quarter here, and we’ll see how it plays out from there. But it’s been better than expected.

Michael Rose
Okay. That’s helpful. And then just one final one from me, and maybe this one is for Mays. It looks like the former LegacyTexas had a gain on sale of mortgage loans. How should we think about kind of the mortgage origination business there? Would you expect to continue to generate kind of similar levels of income from that business going forward? Thanks.

Mays Davenport
We would. We’re trying to grow our number of loan officers by a few, but I can tell you our philosophy on the mortgage origination business is that it needs to be in proportion to the overall business. This won’t become a significant line of business. It will be in multiple locations, other states, things like that. We see it as a continuation of our service to the communities we’re in. Most of our mortgage loan officers are out in our branches. A significant amount of their business comes from referrals from the branches. We do see some pickup, just because of the fact that we’re adding 90,000 new households, because at this point in time, the ViewPoint folks did not have a mortgage origination business, so we see a little pickup there, but I would look at it pretty similarly for ’15.

Michael Rose
Great. Thanks for taking my questions.

Operator
The next question comes from Matt Olney of Stephens. Please go ahead.

Matt Olney
Hey, thanks. Good morning, guys.

Kevin Hanigan
Hey, Matt.

Matt Olney
Hey, I appreciate the proforma loan mix you guys gave us on that slide 14. Kevin, as you think about your growth strategy, any mix shift changes we should think about longer term over the next few years within that loan growth?

Kevin Hanigan
No, I don’t think so. Like I said, I think for the time being, oil and gas is going to grow slower or not grow at all, may actually shrink. Again, we’re going to be syndicating down that $55 million hold we have in the gas field we did in December, so in the absence of any new volume, which we’re not seeing on the near‑term horizon, it may actually shrink by $15 [million] or $20 million in the quarter. But longer term, we’ve got room to grow in basic business banking and C&I, corporate banking, so don’t look for us to become a big A&D or land and construction kind of lender. That asset class will probably be held pretty firm in terms of the concentration limits at about 50 percent of capital.

Matt Olney
Okay. And as far as any additional merger expenses in the next few quarters, how much should we be expecting?

Kevin Hanigan
I think we’ve got them all. I’m always cautious when I say that, because you never know when another $100,000 will pop up, but if we’ve missed something, it’s not going to be big, or it’s because we realized we need a vendor for a little bit longer than we thought we needed them, and you go back to them, and you retrade another month or two, and they know they’ve got you, so they clip you with a fee to renew for a short period of time. If there’s any at all, then it’s going to be minor. I think the expense side is behind us. We should get the vast majority of the cost saves done as we do go through conversion, and usually there’s a lag, call it 30 days, to get most of them done. After that, there’s a little tail beyond just the 30 days, but most of the cost saves should be in place as we’re into the second quarter of the year, and I think the second quarter will produce a pretty clean quarter.

Matt Olney
Okay. All right. Thank you.

Kevin Hanigan
You bet.

Operator
Our next question comes from Scott Valentin of FBR. Please go ahead.

Scott Valentin
Good morning, and thank you for taking my question. Just -

Kevin Hanigan
You bet, Scott.

Scott Valentin
With regard to the energy portfolio, you mentioned increasing reserves, which is prudent, like you said, just based on the environment, but have you gotten any engineering or financials yet from some of the borrowers, or is that just, like you said, just more of a prudent kind of reaction to what you’re seeing in energy prices?

Kevin Hanigan
No, we’ve certainly - look, the things most of us do, and we’ve done, and we’ve done in the past, is you look at the portfolio, and you can tell which borrowers are going to be a little more impacted than some of the others. They tend to have more in the way of oil reserves, less in the way of hedging, and less in the way of liquidity, so you move those up to the top of the list of what you look at, and then you start working through them. And, as I said, in that overall process, we may have moved a $5½ million credit to OAEM and a $12 million credit to substandard because of much higher advance rates outside of our policy, is the principal reason on both of them. You could relate it to a whole bunch of things, but they all come down to our normal advance rates are we don’t exceed 65 percent. When you exceed 65 percent, you say, well, there’s a potential weakness here. We’ve done something outside of what we would have done had it been a new deal that walked in the door.

And every one of these is different, how you work through them. We worked through one recently that was probably just under a $20-million deal, and as we looked at the new price deck we’re using against their reserves, and they hadn’t drilled any new wells, we were in the high 80 advance rate area. And that gets you into a more uncomfortable zone. Fortunately, in a case like that we’ve got some principals that are very well-heeled, they all have a lot of liquidity, and there’s several of them, and they agreed to guarantee the debt with liquidity maintenance agreements to buy some time, 60 or 90 days to come up with a plan as to whether reserves are going to be sold or they seek some new form of equity, but they’re willing to stand behind the deal. And if we just look at that deal and back out their personal liquidity, which they’re guaranteeing the deal and they’re pledging to us that they will maintain that level of liquidity, well, that takes us from a 88 kind of percent advance rate - if you back out their liquidity, you’re down into the 40s, so you instantly become more comfortable with that deal. Had it not had that kind of personal liquidity behind it and their willingness to stand behind their company that would have been another deal we would have been looking at for some degradation in credit.

So we’ve looked at some other ones, frankly, that we’ve re‑engineered them, and they’ve come in at basically, even off the lower price deck, they’re still sub‑60 percent advance rates against PW9, because they’re drilling in what I would call vertical areas instead of horizontal, so not high‑cost drilling, and they might have drilled 14, 15 successful wells last quarter, and their new reserves, if you will, offset the degradation in PW9 due to lower price deck. So, this is all very fluid as you go through it.

The one thing, if you just think about this, none of us talk about this, and I’m going to bring up a new subject. One of the things we measure is the half‑life of our reserves, all right? And across our portfolio, the half‑life of the reserves is a little over six years. Now, in the context of you maybe not knowing anything about that, let me just tell you that’s a pretty long half‑life, which means we don’t have a lot of wells that produce 70 percent of the economics of the well in the first 12 months and then burn off, like a well that might do 100 [million] or 200 million barrels a day to start off with, and a year from now will do 10 [million], and it might do 10 [million] for a number of years thereafter. Well, that thing’s going to have an incredibly short half‑life, you know, two, two‑and‑a‑half years, or something like that, maybe three years - so when you have long half‑lives, you’ve got lots of time to work out of things, because it’s going to consistently produce reserves over a long period of time, and you can feel comfortable hedging further out the curve. And as we go out the curve, you can still get lower to mid‑60s out the swap curve on futures oil and gas pricing.

So reserve life matters, and here’s the other place it matters. We don’t have anything in the Bakken. We’ve got nothing in the Bakken, and in fact, our portfolio is now weighted more towards gas than oil. Its 53 gas and 47 oil. Well, wells in the Bakken are very expensive to drill, and they are these prolific wells early on that burn off quickly. And that’s where a lot of this new U.S. production has come from, that and the Eagle Ford, which may not be as expensive, but it’s expensive. So if there’s something different this time - there’s a lot of things different. Every time we go through this, it’s different. The only thing that’s the same is most of us have managed to do this without losing money.

This is anecdotal, but I think we can look at how quickly people are pulling back capex, which is anecdotally, quicker than I’ve ever seen it before, and one could quickly say, well the rig count has come down consistently with what it’s come down in the past in these first few months. Well, that’s because there were rigs contracted for longer periods of time, and once those contracts are up, this cutback in capex budget is going to matter in terms of rig count, and I think you’re going to see it come in at an accelerated rate, because the denial phase of the producing world, the guys who are out there drilling, has really been short this time. They were cutting back capex in a hurry.

So that will have an impact on new production coming on, and if you think about the big prolific wells in the Bakken, and to a lesser extent the Eagle Ford, that product huge amounts of oil in the early years, okay, so a lot of the concerned calls I took throughout the quarter were, “What about all these wells that all the economics are in the first year and prices are low, and how are you ever going to work -?”

Well, first of all, that’s not what we do, for the most part. We finance long‑life reserves. Second of all, when you think about the drop in supply that is going to occur when you’re no longer drilling in the Bakken and you’ve cut back maybe in the Eagle Ford, and those wells burn off so fast, supply is going to come down faster than it has in the past because of the nature of the supply. I’m not saying it’s going to self‑correct faster or this will be faster than any other cycle, but there are some elements here that people aren’t taking into consideration when we’re evaluating this. And maybe this is the first chance we’ve really had to talk about it, but reserve life matters, half‑life matters, and when we think about supply and demand, supply and demand matters as to when prices will stabilize and move north again, and supply’s going to come in pretty quick because of these prolific wells that only produce prolific amounts for a year or 18 months.

Scott Valentin
Okay, kind of follow up on that, so people have speculated it’s probably another three to six months before you really start to see the economic impact of the downturn in energy price. Is that kind of consistent, or do you think it’s already been, the analogy I’ve been given, people are frozen and waiting to see what happens, but within three to six months, people have to take action, right, to your point earlier, sell assets, restructure companies, but that’s still a period away from when we actually see the financial ramifications of that?

Kevin Hanigan
Yes, there’s some very early signs of this. Maybe some of the guys we’ve talked to in the fourth quarter, where we’d say, hey, let’s get ahead of this, you ought to get some properties in the data room, and we ought to be thinking about delaborating and getting you in a position to get through this. And a lot of these are old clients of ours that we’ve banked before; we’ve been through this with them before. They know how we react, so this is nothing new, but I think, in all likelihood, that accelerates in this quarter and the next quarter as we go through the more normal borrowing bases and we don’t move somebody to the top of the list because we know we should be moving them to the top of the list. And I think what will happen is these big plays, these expensive plays, and that could be the Eagle Ford and it’s certainly the Bakken, will become more concentrated. The people who can’t make money there will sell what they’ve got there, leave, and go back to somewhere - a field where they can actually make money. And the bigger guys who can make money in the Eagle Ford and the Bakken will get more concentrated in those fields. It’s just going to be Darwin economics, and we’re in the very, very early stages of that, and that’s why I don't see any really new meaningful volume coming on any time soon until some of these properties start trading out at new price decks and new numbers with new equity behind them. Maybe then we all have an opportunity to finance some new production at lower prices that make a whole lot of economic sense, but that’s probably not until the summertime at the earliest.

Scott Valentin
Okay. And then just one follow‑up question. You mentioned Dallas/Fort Worth is obviously less exposed to energy, but aside from some of the big projects you talked about, Toyota and State Farm and the Dallas Cowboys facilities, what are kind of the smaller guys saying? Are they willing to go forward with projects right now, or have they kind of hit the pause button and are just waiting to see what happens?

Kevin Hanigan
No, we’re not seeing our middle market clients really kind of hit the pause button. Again, we don’t have a whole lot of oilfield services here in town either, so most of them are benefiting, if you will, from lower energy prices, and I was out with some last night that are still going strong, their company’s doing really well, so we’re seeing a lot of companies do pretty well.

Scott Valentin
Okay. Thanks very much for the color. Appreciate it.

Kevin Hanigan
You bet.

Operator
Again, if you have a question, please press star, then 1 on your touchtone phone.

The question‑and‑answer session has now concluded. I would like to turn the conference back over to Kevin Hanigan for any closing remarks.

CONCLUSION

Kevin Hanigan
Great. Thank you all and thanks for joining us. We look forward to getting out on the road at some conferences and talking more about whatever you all want to talk about - but the excitement of the Legacy transaction, I would tell you sooner or later, being in Dallas/Fort Worth and our strategy of being headquartered here and staying here is going to matter. As much as that matters, execution matters, and I think we’ve proven ourselves to be pretty good at it, so, with that, we’ll say goodbye until we see you out at the conferences. Thank you all.

Operator
The conference has now concluded. You may now disconnect. Have a good day.